                              LIFECORE BIOMEDICAL, INC.
                                 3515 LYMAN BOULEVARD
                                   CHASKA, MN 55318
                                    (612) 368-4300


                              -------------------------

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD NOVEMBER 14, 1996

                              -------------------------


    Notice is hereby given that the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55402 on Thursday, November 14, 1996 at 3:30 p.m., local time, for the following purposes:

    1.   To elect three (3) directors to hold three-year terms.

    2. To consider and act upon a proposal to approve an amendment to the Company's Articles of Incorporation to increase the total number of authorized shares of Common Stock, par value $.01 per share, from 25,000,000 shares to 50,000,000 shares.

    3. To consider and act upon a proposal to ratify and approve the 1996 Stock Plan.

    4. To ratify and approve the selection of independent certified public accountants for the Company for the current fiscal year.

    5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on September 23, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                             By Order of the Board of Directors,


                             James W. Bracke, PRESIDENT

Minneapolis, Minnesota
October 7, 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                              LIFECORE BIOMEDICAL, INC.

                              -------------------------

                                   PROXY STATEMENT

                              -------------------------


    This Proxy Statement is furnished to the shareholders of Lifecore Biomedical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on November 14, 1996, and at any adjournment thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock registered in the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company's principal offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318. The mailing of this Proxy Statement to shareholders of the Company was commenced on or about October 7, 1996.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted.

    The total number of shares of stock outstanding and entitled to vote at the meeting as of September 23, 1996 consisted of 12,131,996 shares of $.01 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. Only shareholders of record at the close of business on September 23, 1996 will be entitled to vote at the meeting. The presence in person or by proxy of holders of thirty-three and one-third percent (33-1/3%) of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

    Under Minnesota law, each item of business properly presented at a meeting of the Company's shareholders (other than amendments to the Company's Articles of Incorporation and certain other matters) generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for vote, but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by issuer action in accordance with the proxy rules. The Company's Bylaws also provide that shareholders may present proposals for shareholder action by giving notice to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the 10th day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information about such business and the shareholder who proposes to bring such business before the meeting, the reasons for conducting such business at the annual meeting, the name and address of such shareholder, and any material interest of such shareholder in the business he or she proposes. The Company's Annual Meeting for the fiscal year ending June 30, 1997 is expected to be held on or about November 13, 1997, and proxy materials in connection with that meeting are expected to be mailed on or about October 6, 1997.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of July 31, 1996 by (i) all persons known by the Company to be the beneficial owner of more than 5% of such stock; (ii) each of the directors of the Company; (iii) each executive officer named on the table on page 8; and (iv) all officers and directors as a group.


NAME AND ADDRESS OF                          AMOUNT BENEFICIALLY    PERCENT OF
 BENEFICIAL OWNER                                   OWNED (1)          CLASS
 ----------------                                   ---------          -----
Putnam Investments, Inc.
  One Post Office Square
  Boston, MA 02109 . . . . . . . . . . . . .           1,098,365(2)       9.0%

Johnson & Johnson Development Corp.
  One Johnson & Johnson Plaza
  New Brunswick, NJ 08933 . . . . . . . . . .            962,524(3)       7.9%

Perkins Capital Management, Inc.
  730 East Lake Street
  Wayzata, MN 55391 . . . . . . . . . . . . .            816,160(4)       6.7%

First Bank System, Inc.
  601 2nd Avenue South
  Minneapolis, MN 55402 . . . . . . . . . . .            693,207(5)       5.7%

James W. Bracke, Ph.D . . . . . . . . . . . .            202,635(6)       1.7%

Orwin L. Carter, Ph.D . . . . . . . . . . . .             23,666(7)          *

Joan L. Gardner . . . . . . . . . . . . . . .             14,750(8)          *

Thomas H. Garrett . . . . . . . . . . . . . .                 --            --

John C. Heinmiller . . . . . . . . . . . . .               5,333(9)          *

Donald W. Larson . . . . . . . . . . . . . .              29,966(10)         *

Mark J. McKoskey . . . . . . . . . . . . . . .            34,082(11)         *

Richard W. Perkins . . . . . . . . . . . . . .            70,666(12)         *

Directors and officers as a group
(12 persons) . . . . . . . . . . . . . . . . .           484,747(13)      3.9%


______________________
*   Less than 1%

(1) Unless otherwise indicated, ownership is direct and the person has full voting and investment power.

(2) Based upon the content of a statement filed as of August 6, 1996 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(3) Based upon the content of a statement filed as of October 27, 1995 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(4) Based upon the content of a statement filed as of January 31, 1996 pursuant to Section 13(g) of the Securities Exchange Act of 1934. Excludes shares beneficially owned by Richard W. Perkins, the controlling shareholder of Perkins Capital Management, Inc. and a director of the Company.

(5) Based upon the content of a statement filed as of February 9, 1996 pursuant to Section 13(g) of the Securities Exchange Act of 1934.

(6) Includes 60,763 shares held by Dr. Bracke's wife, 50,206 shares held jointly by Dr. Bracke and his wife, 3,500 shares held by one of Dr. Bracke's children and 88,166 shares which Dr. Bracke has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(7) Includes 22,666 shares which Dr. Carter has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(8) Includes 4,250 shares held by a partnership in which Ms. Gardner is a partner and 10,000 shares which Ms. Gardner has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(9) Includes 3,333 shares which Mr. Heinmiller has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(10) Includes 19,666 shares which Mr. Larson has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(11) Includes 17,250 shares which Mr. McKoskey has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

(12) Includes 45,000 shares held by various trusts of which Mr. Perkins is the sole trustee, 6,000 shares held by a foundation created by Mr. Perkins and 19,666 shares which Mr. Perkins has the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof. Excludes 816,160 shares held for the accounts of clients of Perkins Capital Management, Inc. ("PCM"), a registered investment advisor of which Mr. Perkins is the controlling shareholder. PCM has the right to sell the shares but does not have voting power over the shares. Mr. Perkins and PCM disclaim beneficial interest in the shares held for the account of PCM clients.

(13) Includes 248,997 shares which certain directors and officers have the right to purchase pursuant to stock options which are or will become exercisable within sixty days of the date hereof.

                              1.  ELECTION OF DIRECTORS

    Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors (presently, two directors in each of two classes and three directors in one class) belong to each class.

    Management has nominated for election the persons named below. The nominees are currently directors of the Company and have consented to being named as nominees. It is intended that proxies will be voted for such nominees. The Company believes that the nominees named below will be able to serve but, should a nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as management may propose. The names and ages of the directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors.

                                                                   Director
Name and Age                      Principal Occupation               Since
- ------------                      --------------------               -----

TO BE NOMINATED FOR ELECTION FOR A THREE-YEAR TERM:

James W. Bracke, Ph.D. (49)       President and CEO of the Company   1983
Joan L. Gardner (51)              Community Volunteer                1992
Thomas H. Garrett (51)            Business Consultant                1996

THE DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
 WHOSE TERMS WILL EXPIRE IN 1997:

Donald W. Larson (67)             Publisher, Business Newsletter     1983
Orwin L. Carter, Ph.D. (54)       Vice President of Finance
                                     and Administration,
                                     Hamline University              1989

THE DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND WHOSE TERMS WILL EXPIRE IN 1998:

Richard W. Perkins (65)           President and CEO, Perkins Capital
                                    Management, Inc.                 1983
John C. Heinmiller (42)           Vice President-Administration,
                                    Daig Corporation                 1994

OTHER INFORMATION REGARDING THE BOARD

    Dr. Bracke was appointed President and Chief Executive Officer and a director in August 1983 and Secretary in March 1995. He joined the Company in February 1981 as Senior Research Scientist. The Company has an employment agreement with Dr. Bracke that extends through June 1998. Dr. Bracke's employment agreement prohibits him from competing with the Company for three years after termination of employment. In the event of termination upon a change in control of the Company, the employment agreement provides that Dr. Bracke will receive a sum equal to 300% of his base salary.

    Ms. Gardner has had a career in community service. She is currently serving on the Board of Children's Health Care and chairs its Quality Committee. She formerly chaired the Boards of Trustees of the Biomedical Research Institute and The Children's Hospital Incorporated and served on the board of the National Association of Children's Hospitals and Related Institutes and chaired its Education Council. Ms. Gardner has been a director of the Company since November 1992.

    Mr. Garrett has been a business consultant since July 1996. Prior to July 1996, Mr. Garrett was a partner at the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota for more than the last five years. He served as its Managing Partner from 1993 through 1995. Mr. Garrett has been a director of the Company since July 1996 and is also a director of St. Jude Medical, Inc. and Check Technology Corporation.

    Mr. Larson is a self-employed business publisher and editor. He has been editor and publisher of BUSINESS NEWSLETTER since 1980. Prior to 1980, he was editor and publisher of CORPORATE REPORT MINNESOTA. He has been a director of the Company since 1983.

    Dr. Carter is currently Vice President of Finance and Administration at Hamline University. From December 1989 through September 1994, he served as President and Chief Executive Officer of INCSTAR Corporation, a medical diagnostic device manufacturer. He then served as Chairman until March 1995. He has been a director of the Company since 1989 and is also a director of Theragenics Corporation.

    Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., Wayzata, Minnesota, where he has held those positions since January 1985. Mr. Perkins is a director of the following public companies: Bio-Vascular, Inc., Children's Broadcasting

Corporation, CNS, Inc., Eagle Pacific Industries, Inc., Garment Graphics, Inc., Nortech Systems, Inc., Peerless Industrial Group, Inc., and Quantech, Ltd. He has been a director of the Company since 1983.

    Mr. Heinmiller is currently Vice President-Administration of Daig Corporation, which designs, manufactures and markets medical devices for cardiovascular applications. He was Vice President of Finance and Chief Financial Officer of the Company from October 1991 to February 1995. Prior to October 1991, Mr. Heinmiller was an employee of Grant Thornton LLP, a national CPA firm and he was a partner of that firm from 1986 to 1991. He has been a director of the Company since November 1994.

    COMMITTEES. Mr. Heinmiller (Chairman), Mr. Carter and Ms. Gardner serve as members of the Audit Committee of the Board of Directors. The Audit Committee met two times in fiscal 1996. Among other duties, the Audit Committee reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures, and considers management's response to those comments. Mr. Perkins (Chairman), Ms. Gardner and Mr. Larson serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee makes recommendations to the Board with respect to executive and key employee compensation. The Compensation Committee held one meeting in fiscal 1996. Dr. Carter (Chairman), Messrs. Larson and Heinmiller currently serve as members of the Nominating Committee of the Board of Directors. The Nominating Committee makes recommendations to the Board with respect to nominees to serve on the Board of Directors. The Nominating Committee met one time in fiscal 1996.

    MEETINGS. During fiscal 1996 the Board of Directors met six times. Each of the current directors, while a member of the Board, attended 75% or more of the meetings of the Board of Directors and any committee of the Board on which such director served.

    REMUNERATION OF DIRECTORS. Directors who are not officers of the Company receive a fee of $500 per month.

    The 1996 Stock Plan (the "1996 Plan"), which was adopted by the Board on September 19, 1996, subject to shareholder approval at the Annual Meeting, provides for the automatic granting of options to non-employee directors upon election or re-election by the Board of shareholders (provided they have not received an automatic grant under the 1990 Plan or the 1996 Plan in the preceding 35 months). Each option covers 30,000 shares, vesting over a three-year period. Non-employee directors will also be eligible for additional option grants under the 1996 Plan. See "Proposal for Approval of the 1996 Stock Plan." The automatic grant program under the 1996 Plan replaces a similar formula grant program under the 1990 Stock Plan, under which each option covered 10,000 shares, vesting over a three-year period. Pursuant to the automatic grant feature of the 1990 Plan, Ms. Gardner was granted an option to purchase 10,000 shares at $11.25 per share on November 17, 1995, and Mr. Garrett was granted an option to purchase 10,000 shares at $16.00 per share on July 24, 1996.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other executive officers whose cash compensation exceeded $100,000, based on salary earned during fiscal 1996.

                              SUMMARY COMPENSATION TABLE


                                                                                                   LONG-TERM
                                                                       ANNUAL COMPENSATION       COMPENSATION
                                                                       -------------------       ------------
                                                          FISCAL                                     STOCK
NAME AND PRINCIPAL POSITION                                YEAR      SALARY           BONUS         OPTIONS(1)
- ---------------------------                                ----      ------           -----         ----------
James W. Bracke                                            1996       $199,520        $90,000         24,000
  President and Chief                                      1995        189,073           --           10,000
  Executive Officer                                        1994        188,171           --           25,000

Mark J. McKoskey                                           1996       $108,366           --           12,000
  Vice President and                                       1995         96,827           --            5,000
  General Manager                                          1994         96,967           --           15,000
  of the Oral Restorative Division


_________________

(1) Number of shares of common stock purchasable under option grants.

    EMPLOYMENT AND SEVERANCE AGREEMENTS. Dr. James W. Bracke, the President, Chief Executive Officer, Secretary and a Director of the Company, entered into an Employment Agreement with the Company dated June 1, 1991, as amended on August 14, 1995, which provides for a term of employment through June 30, 1998 and contains customary confidential disclosure and noncompete provisions. The Agreement provides for a severance payment equal to 300% of Dr. Bracke's base salary paid during the year preceding a termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Dr. Bracke's base salary is currently $200,000 per year and, accordingly, in the event the severance provision of his Employment Agreement were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $600,000.

    Mark J. McKoskey, Vice President and General Manager of the Oral Restorative Division, entered into an Employment Agreement with the Company dated June 3, 1985, which contains customary confidential disclosure and non-compete provisions. As an executive officer, the Company will provide for Mr. McKoskey a severance payment equal to 100% of his base salary paid during the year preceding termination which is made as a result of a merger or acquisition of the Company or as a result of a change in control of the Company. Mr. McKoskey's base salary is currently $110,000 per year and, accordingly, in the event the severance provision were triggered by a merger, acquisition or change in control, the Company or its successor would be obligated to pay him approximately $110,000.

                          OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to the named executives, concerning stock options granted to those individuals during the last fiscal year:



                                          % OF TOTAL                                                  POTENTIAL REALIZABLE VALUE
                                            OPTIONS                                                     AT ASSUMED ANNUAL RATES
                                            GRANTED                                                          OF STOCK PRICE
                                               TO            EXERCISE                                   APPRECIATION FOR OPRION
                                           EMPLOYEES         OR BASE                                             TERM (4)
                    OPTIONS                 IN LAST         PRICE PER         EXPIRATION            ----------------------------
NAME                GRANTED                  YEAR            SHARE(2)          DATE (3)                  5%                 10%
- ----                -------                  ----           ---------          --------                  --                 ---
James W. Bracke     24,000(1)                13.2              $11.00        Nov. 3, 2005            $166,028            $420,748
Mark J. McKoskey    12,000(1)                 6.6               11.00        Nov. 3, 2005              83,014             210,374

_______________

(1) Exercisable in cumulative 25% annual installments commencing one year from date of grant (November 3, 1995), with full vesting occurring on the fourth anniversary date.

(2) All options were granted at the market value of the Company's common stock based upon the last reported price on date preceding the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, subject to termination of employment.

(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock market conditions, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

           OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to the named executives, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:



                                                                                                      VALUE OF UNEXERCISED
                      SHARES                                   NUMBER OF UNEXERCISED                 IN-THE-MONEY OPTIONS AT
                     ACQUIRED                                   OPTIONS AT YEAR-END                        YEAR-END(2)
                        ON               VALUE            -------------------------------         -------------------------------
NAME                 EXERCISE         REALIZED(1)         EXERCISABLE       UNEXERCISABLE         EXERCISABLE       UNEXERCISABLE
- ----                 --------         -----------         -----------       -------------         -----------       -------------
James W. Bracke         2,400            $ 23,400              75,683              43,584            $728,669            $541,945
Mark J. McKoskey       21,725             145,286              13,500              24,500             199,969             316,281

______________

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The closing price for the Company's common stock on June 30, 1996 was $21.25. Value is calculated on the basis of the difference between the option exercise price and $21.25 multiplied by the number of shares of common stock underlying the options.

              REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors, currently consisting of Mr. Perkins (Chairman), Ms. Gardner and Mr. Larson. The Compensation Committee is responsible for approving and recommending to the Board of Directors all short and long term compensation plans for the executive officers of the Company and the Board of Directors and for administering the Company's stock option plans. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

    Set forth below is a report submitted by Mr. Perkins, Ms. Gardner and Mr. Larson in their capacity as the Board's Compensation Committee (the "Committee"), addressing the Company's compensation policies for fiscal 1996 as they affected the Company's executive officers generally, and specifically as they affected Dr. Bracke, the Company's Chief Executive Officer, and Mr. McKoskey, the Company's only executive officer other than Dr. Bracke whose cash compensation exceeded $100,000 during fiscal 1996 (collectively with Dr. Bracke, the "Named Executives").

    The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

    The Company's executive compensation has historically consisted of three components: (i) base salaries, (ii) stock options and (iii) cash bonuses. Each of these elements is discussed below:

         BASE SALARIES. In determining the base salaries of each executive officer, the Company has utilized compensation surveys and has considered performance against defined goals and longevity with the Company. The base salaries of the Company's executive officers have generally remained constant in recent years, subject only to cost of living increases, adjustments based on increased responsibilities and the increase for Dr. Bracke pursuant to an extension of his employment contract as discussed below under "Chief Executive Officer Compensation."

         STOCK OPTIONS. During fiscal 1996, the Company granted stock options to all of its officers, including Dr. Bracke. These options, which were granted in November 1995, allow Dr. Bracke to purchase 24,000 shares of the Company's common stock and each of the other executive officers to purchase between 8,000 and 12,000 shares of the Company's common stock, at $11.00 per share, the fair market value of the shares on the date of grant, exercisable in cumulative 25% installments commencing one year from the date of grant. The Committee selected the recipients of options and the numbers of shares subject to their options according to the duties of the recipients and their performance during the preceding fiscal year. Stock option grants are intended to focus the Company's officers and key employees on long term Company performance which results in improvement in shareholder value and provides a significant earning potential for the recipients. The multi-year vesting requirements for the incentive stock options granted during fiscal 1996 are designed to direct the Company's executives toward steady growth and to retain their services.

         CASH BONUSES. The Board of Directors authorized a cash bonus of $90,000 to Dr. Bracke during fiscal 1996, as described below. No other bonuses have been paid to any of the Company's executive officers during the past five fiscal years.

    In addition to the compensation described above, the Company allows its executives to participate in other broad-based employee benefit plans, such as the Company's 401(k) plan and its 1990 Employee Stock Purchase Savings Plan which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the beginning or ending date of each one-year phase of the Plan.

    There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. As described below under "Proposal for Approval of the 1996 Stock Plan," that proposed plan contains a limitation on the number of stock options that may be granted to any person in any fiscal year. This limitation is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan. Given the Company's current levels of cash compensation, the Committee does not believe it will be necessary to take any other action to qualify the Company's compensation programs under Section 162(m) in the foreseeable future; however, the Committee will continue to evaluate whether any future action is appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of Dr. Bracke, the Company's Chief Executive Officer, is set by and subject to the discretion of the Compensation Committee, with approval of the Board of Directors. Dr. Bracke received a salary adjustment from $183,000 to $200,000 in fiscal 1996, in connection with an amendment to his employment agreement to extend the term of the agreement through June 1998. Dr. Bracke also received a cash bonus of $90,000 for fiscal 1996 in recognition of his contributions to the Company, in particular his role in raising capital for the Company and his additional duties as chief financial officer during this time period.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

  Richard W. Perkins, Chairman  Joan L. Gardner   Donald W. Larson

                            STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five years ended June 30, 1996 with the cumulative total return on the Nasdaq Stock Market Index (U.S. Companies), a Company selected peer group, and the Index of Nasdaq Pharmaceutical Stocks. Beginning in 1996, the cumulative total shareholder return on the Company's common stock will be compared against a peer group made up of competitors in the medical products field, and the use of the Nasdaq Pharmaceutical Stocks index will be discontinued. Management believes that the comparison to a peer group is more meaningful than the previous comparison to the Nasdaq Pharmaceutical Stocks index that has been used in the past. The comparison assumes that $100 was invested on June 30, 1991 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends. The returns of each component issuer of the peer group have been weighted according to the respective issuer's stock market capitalization.

    The peer group selected includes the following companies: Anika Research Inc.; BioTech General Corp.; Biomatrix Inc.; Genzyme Corp.; Hyal Pharmaceutical Corp.; Interpore International; Life Medical Sciences Inc.; Ligand Pharmaceuticals Cl B; and Osteotech Inc. All of these companies are traded on the Nasdaq National Market with the exception of Anika Research Inc. which is traded on the Nasdaq SmallCap Market.

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    [INSERT LINE GRAPH HERE.]

- -------------------------------------------------------------------------------------
                           6/30/91   6/30/92   6/30/93   6/30/94   6/30/95   6/30/96
- -------------------------------------------------------------------------------------

Lifecore                   $100.00   $134.94    $72.29    $56.63    $74.70   $204.82
- -------------------------------------------------------------------------------------
Nasdaq U.S. Companies       100.00    120.13    151.08    152.52    203.59    261.37
- -------------------------------------------------------------------------------------
Peer Group                  100.00    143.33    124.45     82.79    114.91    180.33
- -------------------------------------------------------------------------------------
Nasdaq Pharmaceutical
Stocks                      100.00    124.51    108.23     90.54    120.17    177.12
- -------------------------------------------------------------------------------------


                          2.  PROPOSAL TO APPROVE AMENDMENT
                                   TO THE COMPANY'S
                              ARTICLES OF INCORPORATION

    The Board of Directors has approved an amendment to Article V of the Company's Articles of Incorporation which would increase the number of authorized shares of common stock from 25,000,000 shares to 50,000,000 shares. The Board believes adoption of this amendment is in the best interests of the shareholders and recommends that shareholders vote in favor of this proposal. At September 23, 1996, 12,131,996 shares of common stock were issued and outstanding. There are 996,169 shares reserved for future issuance in the aggregate under the Company's 1987 Stock Option Plan, the 1990 Stock Plan and the Employee Stock Purchase Plan, leaving approximately 11.9 million shares available for corporate purposes. If the shareholders approve the Lifecore Biomedical, Inc. 1996 Stock Plan as recommended by the Board of Directors in Proposal 3 of this Proxy Statement, an additional 3,000,000 shares will be reserved for future issuance under that plan.

    The Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of common stock, except for the number of shares authorized for issuance under the Company's proposed 1996 Stock Plan, the existing stock plans named above and the Company's shareholder rights plan. However, the Board of Directors believes the Company needs additional authorized shares to provide the Company with the flexibility, as the need arises, to use common stock, or securities convertible into common stock, without the expense and delay of a special shareholders' meeting, for any future stock dividends, public offerings, private placements, acquisitions, and for other purposes. Such activities may require more shares of common stock than are currently available to the Company.

    The newly authorized common stock would be identical to the existing authorized common stock in all respects. Holders of common stock are entitled to one vote per share and do not have the right to cumulate their votes in an election of directors. Holders of common stock have no conversion rights and no preemptive or other rights to subscribe for additional securities. Upon liquidation of the Company, the holders of common stock will be entitled to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock which may be outstanding. Each share of common stock is entitled to such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

    In addition to the common stock, the Company's Articles of Incorporation currently authorize the issuance of 25,000,000 shares of preferred stock, par value $1.00 per share, none of which is currently outstanding. The proposed amendment would not affect the preferred stock in any way. Although the Board of Directors has no present plan to do so, authorized and unissued common stock and preferred stock could be issued in one or more transactions with terms, provisions and rights which would make it more difficult, and less likely, to take over the Company. Any such issuance of additional shares could have the effect of diluting the earnings per share and book value per share of existing shares of common stock, and such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company.

    The resolution to be considered and acted upon by the shareholders at the Annual Meeting is as follows:

    RESOLVED, that the first sentence of Article V of the Articles of Incorporation of the Company be amended to read as follows:

                                      ARTICLE V

    "The authorized capital stock of this corporation shall be Fifty Million (50,000,000) shares of Common Stock of the par value of One Cent ($.01) per share (the "Common Stock") and Twenty-five Million (25,000,000) shares of preferred stock of the par value of One Dollar ($1.00) per share (the "Preferred Stock")."

    The approval of the amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the stock entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

                   3.  PROPOSAL FOR APPROVAL OF THE 1996 STOCK PLAN

GENERAL INFORMATION

    On September 19, 1996, the Company's Board of Directors adopted the
Lifecore Biomedical, Inc. 1996 Stock Plan (the "1996 Plan"), subject to ratification and approval by the shareholders of the 1996 Plan. The purpose of the 1996 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The 1996 Plan authorizes the granting of awards in any of the following forms: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, and (iv) deferred stock.

    The 1996 Plan includes a share authorization of 3,000,000 shares in order to provide an adequate reserve for the grant of options to key employees in the future and to provide ongoing automatic grants of stock options to non-employee directors. The Company's previous plan, the 1990 Stock Plan (the "1990 Plan"), was originally adopted in 1990 with an authorization of 500,000 shares and was amended in 1993 to increase the authorized shares to 1,000,000. As of September 23, 1996, options to purchase 696,095 shares were outstanding under the 1990 Plan; 121,438 shares had been purchased through the exercise of options; and only 182,467 shares remained available for awards under the 1990 Plan. Further, four of the the company's six non-employee directors have already received the maximum number of stock options available under the provision of the 1990 Plan providing for automatic grants to such persons.

    When the Board of Directors approved the 1996 Plan, it considered a variety of factors, including the increase in the number of full time employees of the Company from 68 as of August 31, 1990 to 135 as of July 31, 1996; the importance of attracting and retaining technical and management employees in an increasingly competitive market; the importance of attracting and retaining qualified non-employee directors; and the increase in the Company's outstanding shares from 5,204,269 shares as of September 25, 1990 to 12,131,996 shares as of September 23, 1996.

    The principal features of the 1996 Plan are summarized below.

    SHARES AVAILABLE UNDER 1996 PLAN. The maximum number of shares of common stock reserved and available under the 1996 Plan for awards is 3,000,000 (subject to possible adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1996 Plan.

    ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1996 Plan. The 1996 Plan shall be administered by the Board or, in its discretion, by a committee of not less than two non-employee directors who are both "outside directors" as defined in the 1996 Plan (the "Committee"), who shall be appointed by the Board of Directors. The term "Board" as used in this section refers to the Board or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1996 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1996 Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the 1996 Plan.

AWARDS UNDER 1996 PLAN

    STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1996 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

    Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three months (or such longer period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

    No incentive stock options shall be granted under the 1996 Plan after September 19, 2006. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1996 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

    Pursuant to a limitation in the 1996 Plan, no eligible person may be granted any stock options for more than 600,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to
Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan.

    The 1996 Plan provides for the automatic granting of a defined number of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company, any paraent corporation or subsidiary, (ii) is elected or re-elected as a director by vote of the Board or the shareholders subsequent to September 19, 1996 and (iii) did not receive an automatic grant of an option under the 1990 Plan or the 1996 Plan in the preceding 35 months. Each such person automatically receives, as of the date of each such election or re-election, a non-qualified option to purchase 30,000 shares of common stock with an option price equal to the fair market value of the Company's common stock on the date the option is granted. The options have ten-year terms and are exercisable, as to one-third of the shares subject to the option, beginning one year after the date of option grant; as to the second third, beginning two years after the date of option grant; and as to the last third, beginning three years after the date of option grant. Any vested portion of these options will not expire upon termination of service as a director. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the 1996 Plan.

    The automatic grant program under the 1996 Plan replaces a similar formula grant program under the 1990 Plan, with each option granted under the 1990 Plan covering 10,000 shares, vesting over a three-year period. The Board has amended the 1990 Plan to provide that, subject to shareholder approval of the 1996 Plan, no further automatic grants to non-employee directors will be made under the 1990 Plan's formula grant program. At or after the adoption of the 1996 Plan, under its authority to grant additional options to non-employee directors, the Compensation Committee may elect to grant additional options to adjust for the effects of the staggered terms of Board members and the transition to the larger number of shares subject to the automatic grants under the new plan.

    STOCK APPRECIATION RIGHTS. The Board may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of non-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Board. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If an SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

    RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient.
The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less as determined by the Board) prior to the occurrence of a merger or other significant corporate change, as provided in the 1996 Plan.

    If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

    DEFERRED STOCK. The Board may grant deferred stock awards that result in shares of common stock being issued to a participant or group of participants upon the expiration of a deferral period. The Board may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

    Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Board's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Board. The Board may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

FEDERAL INCOME TAX CONSEQUENCES

    STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

    An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

    SARS. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

    RESTRICTED STOCK AND DEFERRED STOCK. The grant of restricted stock and deferred stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

    WITHHOLDING. The 1996 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1996 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant.
In that case, the Company would pay the tax liability from its own funds.

REGISTRATION WITH THE SEC

    Upon approval of the 1996 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the shares of common stock issuable under the 1996 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

    Shareholder approval of the 1996 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1996 STOCK PLAN.

                             4.  APPROVAL OF ACCOUNTANTS

    Grant Thornton LLP, independent certified public accountants, have been auditors of the Company since 1983. The Board of Directors has recommended that the shareholders approve the reappointment of Grant Thornton LLP as the Company's auditors for the current year.

    A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders. Such representative will be given the opportunity to make a statement at the Annual Meeting and will be available to answer any appropriate questions.

    The Board of Directors recommends that the shareholders vote "FOR" the proposal to approve the appointment of Grant Thornton LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.


                                       GENERAL

    The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event additional matters should be presented.

    The Annual Report of the Company which includes the Company's Annual Report on Form 10-K for the year ended June 30, 1996, including the consolidated financial statements and schedule thereto, as filed with the Securities and Exchange Commission, is enclosed herewith.

                             By order of the Board of Directors,



                             James W. Bracke, PRESIDENT

October 7, 1996

                              LIFECORE BIOMEDICAL, INC.
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 14, 1996

    The undersigned hereby appoint James W. Bracke or Colleen M. Olson, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Lifecore Biomedical, Inc., to be held in Minneapolis, MN on November 14, 1996 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1) ELECTION OF DIRECTORS:   / /  WITH AUTHORITY to vote   / /  WITHHOLD
                                  for all nominees listed       AUTHORITY to
                                  below (except as marked       vote for the
                                  to the contrary)              nominees

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH NOMINEE'S NAME IN THE LIST BELOW.)

                James W. Bracke,  Joan L. Gardner,  Thomas H. Garrett


(2) PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, [PAR] VALUE $.01 PER SHARE, FROM 25,000,000 TO 50,000,000.

             / /  FOR               / /  AGAINST            / /  ABSTAIN


(3) PROPOSAL TO RATIFY AND APPROVE THE 1996 STOCK PLAN.

             / /  FOR               / /  AGAINST             / /  ABSTAIN


(4) PROPOSAL TO APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF THE CORPORATION.

             / /  FOR               / /  AGAINST             / /  ABSTAIN


(5) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2),
(3) AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.


                                 Dated:                                  , 1996
                                       ---------------------------------

                                Signed:
                                       ---------------------------------------
                                                 (Signature)

                                       ---------------------------------------
                                                 (Signature)

                                       PLEASE DATE AND SIGN exactly as your
                                       name(s) appears below indicating, where
                                       proper, official position or
                                       representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                              LIFECORE BIOMEDICAL, INC.
                                   1996 STOCK PLAN

SECTION  CONTENTS                                                         PAGE
- -------  --------                                                         ----

  1.    General Purpose of Plan; Definitions. . . . . . . . . . . . . . .    1

  2.    Administration. . . . . . . . . . . . . . . . . . . . . . . . . .    3

  3.    Stock Subject to Plan . . . . . . . . . . . . . . . . . . . . . .    4

  4.    Eligibility . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

  5.    Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .    5

  6.    Stock Appreciation Rights . . . . . . . . . . . . . . . . . . . .    8

  7.    Restricted Stock. . . . . . . . . . . . . . . . . . . . . . . . .   10

  8.    Deferred Stock Awards . . . . . . . . . . . . . . . . . . . . . .   11

  9.    Transfer, Leave of Absence, etc.. . . . . . . . . . . . . . . . .   12

  10.   Amendments and Termination. . . . . . . . . . . . . . . . . . . .   13

  11.   Unfunded Status of Plan . . . . . . . . . . . . . . . . . . . . .   13

  12.   General Provisions. . . . . . . . . . . . . . . . . . . . . . . .   13

                              LIFECORE BIOMEDICAL, INC.
                                   1996 STOCK PLAN


      SECTION 1.  GENERAL PURPOSE OF PLAN; DEFINITIONS.

      The name of this plan is the Lifecore Biomedical, Inc. 1996 Stock Plan (the "Plan"). The purpose of the Plan is to enable Lifecore Biomedical, Inc. (the "Company") to retain and attract executives and other key employees, non-employee directors and consultants who contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

      For purposes of the Plan, the following terms shall be defined as set forth below:

      a. "BOARD" means the Board of Directors of the Company as it may be comprised from time to time.

      b. "CAUSE" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, willful misconduct, dishonesty or intentional violation of a statute, rule or regulation, any of which, in the judgment of the Company, is harmful to the business or reputation of the Company.

      c. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

      d. "COMMITTEE" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board, unless the Plan specifically states otherwise.

      e. "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent of the Subsidiary of the Company to render services and who is compensated for such services and who is not an employee of the Company or any Parent Corporation or Subsidiary of the Company. A Non-Employee Director may serve as a Consultant.

      f. "COMPANY" means Lifecore Biomedical, Inc., a corporation organized under the laws of the State of Minnesota (or any successor corporation).

      g. "DEFERRED STOCK" means an award made pursuant to Section 8 below of the right to receive stock at the end of a specified deferral period.

      h. "DISABILITY" means permanent and total disability as determined by the Committee.

      i. "EARLY RETIREMENT" means retirement, with consent of the Committee at the time of retirement, from active employment with the Company and any Subsidiary or Parent Corporation of the Company.

      j. "FAIR MARKET VALUE" of Stock on any given date shall be determined by the Committee as follows: (a) if the Stock is listed for trading on one of more national securities exchanges, or is traded on the NASDAQ Stock Market, the last reported sales price on the principal such exchange or the NASDAQ Stock Market on the date in question, or if such Stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange or the NASDAQ Stock Market on the first day prior thereto on which such Stock was so traded; or (b) if the Stock is not listed for trading on a national securities exchange or the NASDAQ Stock Market, but is traded in the over-the-counter market, including the NASDAQ Small Cap Market, the closing bid price for such Stock on the date in question, or if there is no such bid price for such Stock on such date, the closing bid price on the first day prior thereto on which such price existed; or (c) if neither (a) or (b) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.

      k. "INCENTIVE STOCK OPTION" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

      l. "NON-EMPLOYEE DIRECTOR" means a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934.

      m. "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option, and is intended to be and is designated as a "Non-Qualified Stock Option."

      n. "NORMAL RETIREMENT" means retirement from active employment with the Company and any Subsidiary or Parent Corporation of the Company on or after age 65.

      o. "OUTSIDE DIRECTOR" means a Director who: (a) is not a current employee of the Company or any member of an affiliated group which includes the Company; (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (c) has not been an officer of the Company; (d) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under Code
Section 162(m) and regulations thereunder. For this purpose, remuneration includes any payment in exchange for good or services. This definition shall be further governed by the provisions of Code Section 162(m) and regulations promulgated thereunder.

      p. "PARENT CORPORATION" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

      q. "RESTRICTED STOCK" means an award of shares of Stock that are subject to restrictions under Section 7 below.

      r.     "RETIREMENT" means Normal Retirement or Early Retirement.

      s.     "STOCK" means the Common Stock of the Company.

      t. "STOCK APPRECIATION RIGHT" means the right pursuant to an award granted under Section 6 below to surrender to the Company all or a portion of a Stock Option in exchange for an amount equal to the difference between (i) Fair Market Value, as of the date such Stock Option or such portion thereof is surrendered, of the shares of Stock covered by such Stock Option or such portion thereof, and (ii) the aggregate exercise price of such Stock Option or such portion thereof.

      u. "STOCK OPTION" means any option to purchase shares of Stock granted pursuant to Section 5 below.

      v. "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

      SECTION 2.  ADMINISTRATION.

      The Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors of the Company consisting of at least two Directors, all of whom shall be Outside Directors and Non-Employee Directors, who shall serve at the pleasure of the Board.

      The Committee shall have the power and authority to grant to eligible employees or Consultants, pursuant to the terms of the Plan: (i) Stock Options,
(ii) Stock Appreciation Rights, (iii) Restricted Stock, or (iv) Deferred Stock awards.

      In particular, the Committee shall have the authority:

             (i) to select the officers and other key employees of the Company and its Subsidiaries and other eligible persons to whom Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock awards may from time to time be granted hereunder;

             (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock awards, or a combination of the foregoing, are to be granted hereunder;

             (iii) to determine the number of shares to be covered by each such award granted hereunder;

             (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto), which authority shall be exclusively vested in the Committee (and not the Board) for purposes of establishing performance criteria used with Restricted Stock and Deferred Stock awards; provided, however, that in the event of a merger or asset sale, the applicable provisions of Sections 5(c) and 7(c) of the Plan shall govern the acceleration of the vesting of any Stock Option or awards;

             (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant.

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may delegate to executive officers of the Company the authority to exercise the powers specified in (i), (ii), (iii), (iv) and (v) above with respect to persons who are not either the chief executive officer of the Company or the four highest paid officers of the Company other than the chief executive officer.

      All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

      SECTION 3.  STOCK SUBJECT TO PLAN.

      The total number of shares of Stock reserved and available for distribution under the Plan shall be 3,000,000. Such shares may consist, in whole or in part, of authorized and unissued shares.

      Subject to paragraph (b)(iv) of Section 6 below, if any shares that have been optioned cease to be subject to Stock Options, or if any shares subject to any Restricted Stock or Deferred Stock award granted hereunder are forfeited or such award otherwise terminates without a payment being made to the participant, such shares shall again be available for distribution in connection with future awards under the Plan.

      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Stock, or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding options granted under the Plan, and in the number of shares subject to Restricted Stock or Deferred

Stock awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Option.

      SECTION 4.  ELIGIBILITY.

      Officers, other key employees of the Company and Subsidiaries, members of the Board of Directors, and Consultants who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Subsidiaries are eligible to be granted Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock awards under the Plan. The optionees and participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares covered by each award.

      Notwithstanding the foregoing, no person shall receive grants of Stock Options and Stock Appreciation Rights under this Plan which exceed 600,000 shares during any fiscal year of the Company.

      SECTION 5.  STOCK OPTIONS.

      Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

      The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. No Incentive Stock Options shall be granted under the Plan after September 19, 2006.

      The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of options (in each case with or without Stock Appreciation Rights). To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

      Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. The preceding sentence shall not preclude any modification or amendment to an outstanding Incentive Stock Option, whether or not such modification or amendment results in disqualification of such Stock Option as an Incentive Stock Option, provided the optionee consents in writing to the modification or amendment.

      Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

      (a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant. In no event shall the option price per share of Stock purchasable under an Incentive Stock Option be less than 100% of Fair Market Value on the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price shall be no less than 110% of the Fair Market Value of the Stock on the date the option is granted.

      (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

      (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times as determined by the Committee at or after grant, subject to the restrictions stated in Section 5(b) above. If the Committee provides, in its discretion, that any option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, extend or vary the term of any Stock Option or any installment thereof, whether or not the optionee is then employed by the Company, if such action is deemed to be in the best interests of the Company; provided, however, that in the event of a merger or sale of assets, the provisions of this Section 5(c) shall govern vesting acceleration. Notwithstanding the foregoing, unless the Stock Option provides otherwise, any Stock Option granted under this Plan shall be exercisable in full, without regard to any installment exercise provisions, for a period specified by the Committee, but not to exceed sixty
(60) days, prior to the occurrence of any of the following events: (i) dissolution or liquidation of the Company other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding Stock of the Company.

      The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

      (d) METHOD OF EXERCISE. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan's purpose and applicable law, including promissory notes or a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. As determined by the Committee at the time of grant or exercise, in its sole discretion, payment in full or in part may also be made in the form of Stock already owned by the optionee (which in the case of Stock acquired upon exercise of an option have been owned for more than six months on the date of surrender) or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock or Deferred Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee), provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares may be authorized only at the time the option is granted, and provided further that in the event payment is made in the form of shares of Restricted Stock or a Deferred Stock award, the optionee will receive a portion of the option shares in the form of, and in an amount equal to, the Restricted Stock or Deferred Stock award tendered as payment by the optionee. If the terms of an option so permit, an optionee may elect to pay all or part of the option exercise price by having the Company withhold from the shares of Stock that would otherwise be issued upon exercise that number of shares of Stock having a Fair Market Value equal to the aggregate option exercise price for the shares with respect to which such election is made. No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (a) of Section 12.

      (e) NON-TRANSFERABILITY OF OPTIONS. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

      (f) TERMINATION BY DEATH. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of death, any Incentive Stock Option may thereafter be immediately exercised, to the extent then exercisable, by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of twelve months from the date of such death or until the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment by reason of death, if any Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      (g) TERMINATION BY REASON OF DISABILITY. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of Disability, any Incentive Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability, but may not be exercised after twelve months from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if any Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      (h) TERMINATION BY REASON OF RETIREMENT. If an optionee's employment by the Company and any Subsidiary or Parent Corporation terminates by reason of Retirement and the terms of the Stock Option so provide, any Incentive Stock Option held by such optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement, but may not be exercised after twelve months from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if any Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      (i) OTHER TERMINATION. If an optionee's continuous status as an employee or Consultant terminates (other than upon the optionee's death , Disability or Retirement), any Incentive Stock Option held by such optionee may thereafter be exercised to the extent it was exercisable at the time of such termination, but may not be exercised after 90 days after such termination, or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason other than death, Disability or Retirement and if pursuant to its terms any Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option. In the event an Optionee's employment with the Company is terminated for Cause, all unexercised Options granted to such Optionee shall immediately terminate.

      (j)    ANNUAL LIMIT ON INCENTIVE STOCK OPTIONS.  The aggregate Fair
Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which an Incentive Stock Option under this Plan or any other plan of the Company and any Subsidiary or Parent Corporation is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

      (k) DIRECTORS WHO ARE NOT EMPLOYEES. Each person who (i) is not an employee of the Company, any Parent Corporation or any Subsidiary, (ii) is elected or re-elected as a Director by the Board of Directors or shareholders subsequent to September 19, 1996, and (iii) did not receive a grant of an option pursuant to this Section 5(k) or Section 5(k) of the Company's 1990 Stock Plan in the 35 months preceding such election or re-election, shall automatically be granted an Option to purchase 30,000 shares of Stock as of the date of such election or re-election, at an option price per share equal to 100% of the Fair Market Value of a share of Stock on the date of such election or re-election. All such Options shall be designated as Non-Qualified Stock Options and shall be subject to the same terms and provisions as are then in effect with respect to the grant of Non-Qualified Stock Options to officers and key employees of the Company, except that (1) the term of each such Option shall be equal to ten years, which term shall not expire upon the termination of service as a Director and (2) the Option shall become exercisable as to one-third of the shares subject to the Option beginning one year after the date the Option is granted, the second third beginning two years after the date the Option is granted and the last third beginning three years after the date the Option is granted. Upon termination of such Director's service as a Director of the Company, the unvested portion of an Option held by such Director shall not be exercisable. Subject to the foregoing, all provisions of this Plan not inconsistent with the foregoing shall apply to Options granted pursuant to this Section 5(k).

      SECTION 6.  STOCK APPRECIATION RIGHTS.

      (a)    GRANT AND EXERCISE.   Stock Appreciation Rights may be granted in
conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of the option.

      A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

      A Stock Appreciation Right may be exercised by an optionee, in accordance with paragraph (b) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph (b) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

      (b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

             (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan.

             (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or shares of Stock equal in value to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

             (iii) Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under Section 5 of the Plan.

             (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Sections 3 and 4 of the Plan on the total number of shares of Stock to be issued under the Plan and the maximum number of shares to be awarded to any one person in a fiscal year, but only to the extent of the number of shares issued or issuable under the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

             (v) A Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the Stock subject to the Incentive Stock Option exceeds the exercise price of such Option.

      SECTION 7.  RESTRICTED STOCK.

      (a) ADMINISTRATION. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers, key employees and Consultants of the Company and Subsidiaries to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of Restricted Stock upon the attainment of specified performance goals. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

      (b) AWARDS AND CERTIFICATES. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

             (i) Each participant shall be issued a stock certificate in respect of shares of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

             "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Lifecore Biomedical, Inc. 1996 Stock Plan and an Agreement entered into between the registered owner and Lifecore Biomedical, Inc. Copies of such Plan and Agreement are on file in the offices of Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318."

             (ii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

      (c) RESTRICTIONS AND CONDITIONS. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

             (i) Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

             (ii) Except as provided in paragraph (c)(i) of this Section 7, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends.

      The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock (to the extent shares are available under Section 3 and subject to paragraph (f) of Section
      12). Certificates for shares of unrestricted Stock shall be delivered to the grantee promptly after, and only after, the period of forfeiture shall have expired without forfeiture in respect of such shares of Restricted Stock.

             (iii) Subject to the provisions of the award agreement and paragraph (c)(iv) of this Section 7, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

             (iv) In the event of special hardship circumstances of a participant whose employment is terminated (other than for Cause), including death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant's shares of Restricted Stock.

             (v) Notwithstanding the foregoing, all restrictions with respect to any participant's shares of Restricted Stock shall lapse, on the date determined by the Committee, prior to, but in no event more than sixty (60) days prior to, the occurrence of any of the following events:
      (i) dissolution or liquidation of the Company, other than in conjunction with a bankruptcy of the Company or any similar occurrence, (ii) any merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where the Company will not be the surviving entity or
      (iii) the transfer of substantially all of the assets of the Company or 75% or more of the outstanding Stock of the Company.


      SECTION 8.  DEFERRED STOCK AWARDS.

      (a) ADMINISTRATION. Deferred Stock may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers, key employees and Consultants of the Company and Subsidiaries to whom and the time or times at which Deferred Stock shall be awarded, the number of Shares of Deferred Stock to be awarded to any participant or group of participants, the duration of the period (the "Deferral Period") during which, and the conditions under which, receipt of the Stock will be deferred, and the terms and conditions of the award in addition to those contained in paragraph
(b) of this Section 8. The Committee may also condition the grant of Deferred Stock upon the attainment of specified performance goals. The provisions of Deferred Stock awards need not be the same with respect to each recipient.


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


      (b)    TERMS AND CONDITIONS.

             (i) Subject to the provisions of this Plan and the award agreement, Deferred Stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or Elective Deferral Period, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares covered by the Deferred Stock award.

             (ii) Amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock award will be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock or otherwise reinvested, all as determined at the time of the award by the Committee, in its sole discretion.

             (iii) Subject to the provisions of the award agreement and paragraph (b)(iv) of this Section 8, upon termination of employment for any reason during the Deferral Period for a given award, the Deferred Stock in question shall be forfeited by the participant.

             (iv) In the event of special hardship circumstances of a participant whose employment is terminated (other than for Cause) including death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all of the remaining deferral limitations imposed hereunder with respect to any or all of the participant's Deferred Stock.

             (v) A participant may elect to further defer receipt of the award for a specified period or until a specified event (the "Elective Deferral Period"), subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made prior to completion of one half of the Deferral Period for a Deferred Stock award (or for an installment of such an award).

             (vi) Each award shall be confirmed by, and subject to the terms of, a Deferred Stock agreement executed by the Company and the participant.

      SECTION 9.  TRANSFER, LEAVE OF ABSENCE, ETC.

      For purposes of the Plan, the following events shall not be deemed a termination of employment:

      (a) a transfer of an employee from the Company to a Parent Corporation or Subsidiary, or from a Parent Corporation or Subsidiary to the Company, or from one Subsidiary to another;


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


      (b) a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion); and

      (c) a leave of absence in excess of ninety (90) days, approved in writing by the Committee, but only if the employee's right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any leave of absence, the employee returns to work within 30 days after the end of such leave.

      SECTION 10.  AMENDMENTS AND TERMINATION.

      The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of an optionee or participant under a Stock Option, Restricted Stock or other Stock-based award theretofore granted, without the optionee's or participant's consent, or (ii) which without the approval of the stockholders of the Company would cause the Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code or any other regulatory requirements.

      The Committee may amend the terms of any award or option theretofore granted, prospectively or retroactively to the extent such amendment is consistent with the terms of this Plan, but no such amendment shall impair the rights of any holder without his or her consent except to the extent authorized under the Plan. The Committee may also substitute new Stock Options for previously granted options, including previously granted options having higher option prices.

      SECTION 11.  UNFUNDED STATUS OF PLAN.

      The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

      SECTION 12.  GENERAL PROVISIONS.

      (a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the optionee is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

      All certificates for shares of Stock delivered under the Plan pursuant to any Restricted Stock, Deferred Stock or other Stock-based awards shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (b) Subject to paragraph (d) below, recipients of Restricted Stock, Deferred Stock and other Stock-based awards under the Plan (other than Stock Options) are not required to make any payment or provide consideration other than the rendering of services.

      (c) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

      (d) Each participant shall, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. With respect to any award under the Plan, if the terms of such award so permit, a participant may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Stock that would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Stock already owned by the participant, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the participant under this Section 12(d). Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

      (e) At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a repurchase right in favor of the Company, pursuant to which the participant shall be required to offer to the Company upon termination of employment for any reason any shares that the participant acquired under the Plan, with the price being the then Fair Market Value of the Stock or, in the case of a termination for Cause, an amount equal to the cash consideration paid for the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant. The Committee may, at the time of the grant of an award under the Plan, provide the Company with the right to repurchase, or require the forfeiture of, shares of Stock acquired pursuant to the Plan by any participant who, at any time within two years after termination of employment with the Company, directly or indirectly competes with, or is employed by a competitor of, the Company.

      (f) The reinvestment of dividends in additional Restricted Stock (or in Deferred Stock or other types of Plan awards) at the time of any dividend payment shall only be permissible if the Committee (or the Company's chief financial officer) certifies in writing that under Section 3 sufficient shares are available for such reinvestment (taking into account then outstanding Stock Options and other Plan awards).

      (g) The Plan is expressly made subject to the approval by shareholders of the Company. If the Plan is not so approved by the shareholders on or before one year after this Plan's adoption by the Board of Directors, this Plan shall not come into effect. The offering of the shares hereunder shall be also subject to the effecting by the Company of any registration or qualification of the shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to or in connection with, the offering or the issue or purchase of the shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.